EXHIBIT 15

December 7, 2016

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Berkshire Hathaway Energy Company and subsidiaries (i) for the three-month periods ended March 31, 2016 and 2015, and have issued our report dated May 6, 2016 with respect thereto, (ii) for the three- and six-month periods ended June 30, 2016 and 2015, and have issued our report dated August 5, 2016 with respect thereto, and (iii) for the three- and nine-month periods ended September 30, 2016 and 2015, and have issued our report dated November 4, 2016 with respect thereto. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Des Moines, Iowa